EXHIBIT 10.10.3

COMPENSATION AGREEMENT

It is hereby agreed and understood between Brian J. Sisko (“Executive”) and Safeguard Scientifics, Inc. (the “Company”) as of this 28th day of December, 2012 as follows:

Notwithstanding anything to the contrary that may be contained in any other written agreement pertaining to the employment of Executive by the Company, in an effort to comply with Section 409A of the Internal Revenue Code and other applicable rules and regulations, effective December 31, 2012, upon any termination of Executive’s employment in circumstances which result in the Company being obligated regarding the payment of amounts relating to COBRA coverage, in order to comply with its obligations the Company shall no longer waive the applicable premium otherwise payable for COBRA continuation coverage or directly subsidize payment of the applicable premium for continued coverage under Safeguard’s medical insurance plan for Executive (and, to the extent covered immediately prior to the date of Executive’s termination of employment, his spouse and dependents).

In lieu of such waiver or direct subsidy, Executive will be entitled to reimbursement by the Company of the cost of such COBRA continuation coverage with respect to medical insurance, less such co-payment amount payable by Executive under the terms of the Company’s medical insurance program, as may be amended from time to time. Such reimbursement shall only be made to the extent Executive continues to pay the monthly premiums for such medical insurance.

Other than as specifically set forth herein, it is not intended that this Agreement shall in any way affect any of the other prevailing terms of employment between Executive and the Company

In witness whereof, the undersigned have caused this Agreement to be duly executed as of the date first above written.

EXECUTIVE

/s/ Brian J. Sisko
Name:	Brian J. Sisko

SAFEGUARD SCIENTIFICS, INC.

By:	/s/ Stephen T. Zarrilli
Name:	Stephen T. Zarrilli
Title:	President and Chief Executive Officer